Exhibit 99.1
FOR IMMEDIATE RELEASE

Tricida Announces Proposed Offering of $175 Million Convertible Senior Notes Due 2027
SOUTH SAN FRANCISCO, Calif., May 19, 2020 (Business Wire) – Tricida, Inc. (Nasdaq: TCDA) today announced that it intends to offer $175.0 million aggregate principal amount of its Convertible Senior Notes due 2027 (the “Notes”) in a private offering (the “offering”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In connection with the offering, Tricida expects to grant the initial purchasers a 13-day option to purchase up to an additional $25.0 million aggregate principal amount of Notes. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.
The Notes will be convertible into cash, shares of Tricida’s common stock, par value $0.001 per share (the “common stock”), or a combination of cash and shares of common stock, at Tricida’s election. The Notes will be the senior unsecured obligations of Tricida and rank equally with all of Tricida’s other unsecured and unsubordinated debt. The interest rate, initial conversion rate, offering price and other terms of the Notes will be determined at the time of pricing of the offering.
Tricida intends to use the net proceeds from the offering for working capital and general corporate purposes.
The Notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act. Neither the Notes nor the shares of common stock potentially issuable upon conversion of the Notes will be registered under the Securities Act or the securities laws of any other jurisdiction. Neither the Notes nor the shares of common stock potentially issuable upon conversion of the Notes may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Tricida
Tricida, Inc. is a pharmaceutical company focused on the development and commercialization of its drug candidate, veverimer (also known as TRC101), a non-absorbed, orally-administered polymer designed to treat metabolic acidosis in patients with chronic kidney disease (CKD) by binding and removing acid from the gastrointestinal tract.

Contacts
Jackie Cossmon
Tricida, Inc.
Senior Vice President of Investor Relations and Communications
IR@Tricida.com